Exhibit 99 Press Release, dated March 28, 2003, entitled "SUPERIOR COURT RULES AGAINST US ECOLOGY IN WARD VALLEY CASE"

[GRAPHIC OMITTED]

AE    NEWS RELEASE
      For Immediate Release / March 28, 2003
      Contact: Chad Hyslop (208) 331-8400
      info@americanecology.com     www.americanecology.com
      ------------------------     -----------------------



           SUPERIOR COURT RULES AGAINST US ECOLOGY IN WARD VALLEY CASE

             COMPANY TO WRITE OFF $21 MILLION IN WARD VALLEY ASSETS


     BOISE, Idaho - Stephen Romano, President and Chief Executive Officer of American Ecology Corporation [NASDAQ: ECOL], today announced that California Superior Court Judge E. Mac Amos, Jr. issued a Statement of Decision finding that subsidiary US Ecology, Inc. had failed to establish causation in its promissory estoppel claim against the State of California. The March 26 ruling further stated that US Ecology's claim is barred by the doctrine of unclean hands. The latter finding was based on actions the Court concluded had created obstacles to an agreement to convey the Ward Valley property to the State.

     In May 2000, US Ecology sued the State of California, its Governor, Gray Davis, the Director of its Department of Health Services and other State agencies for monetary damages exceeding $162 million. The suit stems from the State's abandonment of the Ward Valley project. The ruling, if upheld, would absolve the State from any financial obligation for costs previously incurred by US Ecology to develop the project.

     "We are now analyzing the Statement of Decision with the assistance of legal counsel," Romano stated, adding, "the Company will be evaluating its legal options based on this analysis."

     While ruling in favor of the State, Judge Amos did find that certain elements of the Company's promissory estoppel claim had been established. Specifically, the Court ruled that the State of California made a clear and unambiguous promise to US Ecology in 1988 to use its best efforts to acquire the Ward Valley site, that the State subsequently abandoned this promise during Governor Davis' administration, and that the Company's reliance on the State's promise was reasonable. However, the Court found that the State's breach of its best efforts promise was not a substantial factor in causing damages to US Ecology since the federal government had continued to resist the land transfer.


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     Speaking  on  the  financial  impact of the ruling, Jim Baumgardner, Senior
Vice President and Chief Financial Officer stated, "The Company is no longer in a position to conclude from an accounting standpoint that it is more likely than not that it will recover its investment in the project. Consequently, the Company will write down the $21 million in Ward Valley assets in the first quarter of 2003." American Ecology reported net total assets of approximately $87 million at December 31, 2002. "While negatively impacting earnings during the quarter and year, the decision to write down Ward Valley assets has no cash impact to the Company," Baumgardner added, concluding, "the Company continues to possess sufficient financial wherewithal to meet its ongoing obligations and execute its current business plan."

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services Company in the United States.

     This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions. Actual results may differ materially from what is expressed herein and no assurance can be given that the company can generate future earnings, successfully appeal the Ward Valley ruling, or prevail in other pending litigation. For information on factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Report on Form 10-K filed with the Securities and Exchange Commission.

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